UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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The following message has been sent on behalf of Donald W. Layden, Jr., the Chief Executive Officer of the Company, to the employees of the Company:

“Dear USA Tech Team,

This morning the Company made several leadership announcements, including that I will be staying on as permanent Chief Executive Officer of USAT. I am humbled to have been named to this role and excited by the prospects of what we will accomplish together!

I am also very happy to be able to share that Michael Wasserfuhr has been named Chief Financial Officer of the Company. Many of you have met and worked with Michael as he has been a consultant to the company for the past few months. Michael has significant experience in the payments industry and brings expertise in risk management and diligence. In addition to founding a consulting firm focused on FinTech companies, Michael has previously served as CFO at several companies, including Ingenico North America, Worldpay US and Vesta Corporation. No doubt, Michael will be essential in our ongoing efforts to enhance controls and strengthen the business.

Glen Goold will report to Michael and transition to the role of Chief Accounting Officer as a full-time employee. We all owe a great debt of gratitude to Glen for his leadership in getting us through the remediation and restatement of our financial statements and I am thrilled that he will be joining us as a full-time employee.

Over the last few months as I have assessed our organization and our ability to deliver for our customers, I concluded that we were a bit management heavy and decided to eliminate the COO position. Therefore, Matt McConnell has left the Company. Matt made a big mark on the company in his tenure and I wish him well in his future endeavors.

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This brings me to the appointment of two new independent directors to our Board – Kelly Kay and Sunil Sabharwal. Kelly is currently CFO of the Toyota Research Institute, and prior to that served as VP of Business Operations at Lyft. Sunil most recently served as the U.S. Alternative Executive Director to the International Monetary Fund, and previously served as SVP for Strategic Investments for First Data Corporation. Indeed, both Kelly and Sunil bring highly relevant skills and strong backgrounds to the USAT Board. Sunil has also been named to the Non-Executive Chairman role.

With these two new appointments, three long-standing USAT directors – Steve Barnhart, Joel Brooks and Bill Reilly – have resigned from the Board and will not be seeking re-election at the upcoming Annual Meeting of Shareholders. Steve, Joel and Bill have made many contributions to USAT over the years, and I wish them all the best.

These changes to the Board bring me to the final announcement: the USAT slate of nominees that will be standing for election at the Annual Meeting. The USAT slate will comprise 10 nominees, nine of whom would serve as independent directors and eight of whom will have been appointed since April 2019. Notably, this group of 10 includes three individuals from Hudson Executive’s slate as we recognize the impressive credentials that they have and believe they’d add real value to the Company.

There has been far-reaching change made across the Company and in the composition of the Board, and I thank you for staying focused on our customers and on growing our business no matter what. I hope you are as excited as I am to continue our work together and realize the value of USAT’s business, better positioning us for the future! I look forward to sharing more details about these changes and clarifying reporting roles and responsibilities at today’s Town Hall. See you all then.

Thank you.

Don”

Important Additional Information

USA Technologies, Inc. (“USAT”) will be filing a proxy statement and associated WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2020 annual meeting of shareholders. Shareholders are strongly advised to read USAT’s 2020 proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of USAT’s 2020 proxy statement and other documents filed by USAT with the SEC in connection with its 2020 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.usatech.com.

USAT, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with USAT’s 2020 annual meeting of shareholders. Shareholders may obtain information regarding USAT’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies for the 2020 annual meeting of shareholders, including their respective interests by security holdings or otherwise, in USAT’s annual report on Form 10-K for the year ended June 30, 2019, which was filed with the SEC on October 9, 2019. To the extent the interests of certain participants, by security holdings or otherwise, have changed since June 30, 2019, such changes have been or will be reflected on Form 8-Ks, Form 3s and Form 4s filed or to be filed by USAT with the SEC. Additional information regarding the interests of such individuals can also be obtained from the definitive proxy statement for USAT’s 2020 annual meeting of shareholders when it is filed by USAT with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.usatech.com.

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